Exhibit 5.7

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc. (“Yamana”), I, Holger Krutzelmann, P.Eng., hereby consent to the use of my name in connection with the reference to the report entitled “Technical Report on the El Peñón Mine, Antofagasta Region (II), Chile” dated March 2, 2018 (the “Report”) and to the inclusion or incorporation by reference of references to and summaries of the Report in the Registration Statement.

By:	/s/ Holger Krutzelmann
Name:	Holger Krutzelmann, P.Eng.

Dated: April 17, 2020